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                  SECURITIES AND EXCHANGE COMMISSION

                       WASHINGTON, D.C.   20549


                       -------------------------


                               FORM 11-K

                             ANNUAL REPORT
                   PURSUANT OT SECTION 15 (d) OF THE
                    SECURITIES EXCHANGE ACT OF 1934


      X    Annual Report Pursuant to Section 15(d) of the
     ---   Securities Exchange Act of 1934

                                  or

           Transition Report Pursuant to Section 15(d) of
     ---   the Securities Exchange Act of 1934
           for the transition period from            to         .
                                           ---------  ----------

              For the fiscal year ended December 31, 1998

                     Commission file number 0-3021


                    ------------------------------


           A. Full title of the plan and the address of the plan, if different from that of the issuer named below:
     Victoria Financial Corporation 401(k) Plan

           B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                     THE ST. PAUL COMPANIES, INC.
                         385 WASHINGTON STREET
                      ST. PAUL MINNESOTA   55102





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                         REQUIRED INFORMATION
                         --------------------


The Victoria Financial Corporation 401(k) Plan (the "Plan") is subject to the financial reporting requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). In accordance with Instruction E to Form 11-K, the Plan financial statements and schedules prepared in accordance with the financial reporting requirements of ERISA are filed in paper under cover of Form SE.





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                             EXHIBIT INDEX



  Exhibit
  Number                   Description
  ------               --------------------

   23.1        Independent Auditors' Consent

   23.2        Consent of Independent Auditors





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                              SIGNATURES




          The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.





                Victoria Financial Corporation 401(k) Plan
                ------------------------------------------
                (Name of Plan)

Date:  July 7, 1999             /s/  Terry Nolan
                              ----------------------------
                              Name:   Terry Nolan
                              Title:  Vice President, Human Resources
                                      Victoria Financial Corporation
                                      and Plan Administrator